EXHIBIT 99.1

STOCK PURCHASE AGREEMENT

by and among

THE COLONIAL BANCGROUP, INC.,

UNION BANK OF FLORIDA

and

UB FINANCIAL CORPORATION

Providing for the Acquisition of the Stock of

UNION BANK OF FLORIDA

by

THE COLONIAL BANCGROUP, INC.

dated as of

September 27, 2004

i

ii

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (including the Exhibits and Schedules hereto, this “Agreement”) dated as of September 27, 2004 by and among UB Financial Corporation, a bank holding company and a Florida corporation (“Seller”), Union Bank of Florida and The Colonial BancGroup, Inc., a financial holding company and a Delaware corporation (“BancGroup”).

RECITALS

WHEREAS, Seller is the sole shareholder of Union Bank of Florida, a Florida state chartered bank and a Qualified Subchapter S Subsidiary (“Union”); and

WHEREAS, BancGroup is a bank holding company with a Subsidiary bank, Colonial Bank, N.A. (“Colonial Bank”), operating in Alabama, Florida, Georgia, Nevada, Tennessee and Texas; and

WHEREAS, BancGroup wishes to acquire Union upon the terms and conditions set forth in this Agreement; and

WHEREAS, Seller wishes to sell Union upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 General.    Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Seller shall sell, assign, transfer and convey unto BancGroup all of the issued and outstanding shares of common stock, par value $2.00 per share, of Union (the “Shares”), and BancGroup shall purchase all of the Shares for an aggregate purchase price of $233 million in cash and BancGroup common stock (the “Purchase Consideration”), payable in cash in the amount of $174,750,000 and in BancGroup common stock in the amount of $58,250,000, with such amount of stock subject to adjustment as described herein.

1.2 Purchase Consideration.    The Purchase Consideration shall consist of $174,750,000 in cash (the “Cash Consideration” and approximately $58,250,000 in BancGroup Common Stock (the “Stock Consideration”). Assuming that Union has 971 shares of common stock issued and outstanding, then, for each share of Union common stock, Seller will receive approximately $179,969.10 in cash and $59,989.70 divided by the Market Value in shares of BancGroup Common Stock. The “Market Value” shall represent the per share market value of the BancGroup common stock at the Closing Date and shall be determined by calculating the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the fifteen consecutive trading days ending on the trading day five trading days immediately preceding the Closing Date. Regardless of the Market Value, however, the maximum number of shares of BancGroup Common Stock to be issued as Stock Consideration shall be 3,236,111 (based upon a minimum Market Value of $18.00) and the minimum number of shares of BancGroup Common Stock to be issued as stock Consideration shall be 2,647,727 (based upon a maximum Market Value of $22.00).

1.3 Manner of Payment.    The Cash Consideration shall be paid by BancGroup on the Closing Date by wire transfer of immediately available funds to the account or accounts designated by Seller. The Stock Consideration shall be issued by BancGroup and delivered by BancGroup’s transfer agent to Seller or its designee within three business days of the Closing Date.

1.4 Delivery of Certificates.    Against receipt of the Purchase Consideration, at the Closing, Seller shall deliver to BancGroup the certificates for the Shares, together with such stock powers as will entitle BancGroup to immediate registration of the transfer of the Shares in its name and as will convey the Shares to BancGroup free and clear of all liens and encumbrances (other than transfer restrictions imposed by applicable securities laws).

1.5 Time and Place of Closing.    The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. on the Closing Date at the offices of BancGroup in Miami, Florida or at such other time and place as may be mutually agreed upon by the parties.

1.6 Closing Date.    Unless otherwise mutually agreed upon in writing by the parties, subject to the terms and conditions hereof, the “Closing Date” shall be within ten business days following the last to occur of: (i) the effective date of the last order, approval, or exemption of any federal or state regulatory agency approving or exempting the transactions contemplated hereby, if such action is required; (ii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the transactions contemplated hereby, (iii) the effectiveness of the registration statement with the Securities and Exchange Commission of the common stock to be issued by BancGroup as part of the Purchase Consideration, (iv) the completion of any corporate approvals (including a meeting of the shareholders of the Seller’s shareholders, if necessary) required for the consummation of the transaction contemplated by Section 1.1 hereto, and (v) the listing of the common stock to be issued pursuant to this Agreement with the New York Stock Exchange. The Parties shall use reasonable efforts to cause the Closing Date to occur on or before December 31, 2004.

1.7 Fractional Shares.    No fractional shares of BancGroup Common Stock shall be issued as part of the Stock Consideration, and if the final calculation of the Stock Consideration would result in a fractional share, then Seller will be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

1.8 Adjustments.    In the event that prior to the Closing Date, BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the amount of Stock Consideration to be issued as part of the Purchase Consideration as well as the maximum and minimum Market Value amounts set forth in this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

No representation or warranty contained in this Article II shall be deemed untrue or incorrect, and BancGroup shall not be deemed to have breached a representation or warranty as a consequence of the existence or absence of any fact, event or circumstance, unless such fact, event or circumstance is not set forth in the BancGroup Disclosure Schedule and, whether individually or in the aggregate with all other facts, events or circumstances that have not been set forth in the BancGroup Disclosure Schedule, has had or is reasonably likely to have a Material Adverse Effect and was not a willful act on the part of BancGroup.

Except as disclosed in the document of even date herewith delivered by BancGroup to Seller prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “BancGroup Disclosure Schedule”), BancGroup represents, warrants and covenants to and with Seller as follows:

2.1 Organization.    BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect. BancGroup is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

2.2 Capital Stock.

(a) The authorized capital stock of BancGroup consists of (i) 200,000,000 shares of Common Stock, $2.50 par value per share, of which 133,563,802 shares were validly issued and outstanding as of July 31, 2004, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (ii) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued as the Stock Consideration are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon securities law requirements and information provided by Seller.

(b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Significant Subsidiary (as defined in Section 1-02 of Regulation S-X under the Securities Act of 1933, as amended) is wholly owned, directly or indirectly, by BancGroup.

2.3 Financial Statements; Taxes.    (a) BancGroup has delivered to Seller true and correct copies of the following financial statements of BancGroup:

(i) Consolidated balance sheets as of December 31, 2002, December 31, 2003 and June 30, 2004;

(ii) Consolidated statements of operations for each of the three years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2004;

(iii) Consolidated statements of cash flows for each of the three years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2004; and

(iv) Consolidated statements of changes in shareholders’ equity for the three years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2004.

All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated unless otherwise stated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The consolidated statements of operations, cash flows and changes in shareholders’ equity present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the six months ended June 30, 2004, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

(b) Except as listed on Schedule 2.3(b), all Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefore have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 2.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

2.4 No Conflict with Other Instrument.    The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

2.5 Absence of Material Adverse Change.    Since the date of the most recent balance sheet provided under section 2.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

2.6 Approval of Agreement.    The board of directors of BancGroup, or its Executive Committee has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by BancGroup of this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable Law. Subject to the regulatory approvals referred to in section 6.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 6.2 will not be granted without the imposition of material conditions or material delays.

2.7 Title and Related Matters.    BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of BancGroup, reflected in the most recent balance sheet referred to in section 2.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

2.8 Subsidiaries.    Each Significant Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Significant Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Significant Subsidiaries considered as one enterprise; BancGroup’s banking

Subsidiary has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted businesses of registered bank holding companies that are financial holding companies.

2.9 Contracts.    Neither BancGroup nor any of its Significant Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

2.10 Litigation.    Except as disclosed in or reserved for in BancGroup’s financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented.

2.11 Compliance.    BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in compliance with all federal, state or local Laws applicable to the conduct of their businesses except where non-compliance could not be reasonably expected to have a Material Adverse Effect on BancGroup.

2.12 Registration Statement.    At the time the Registration Statement becomes effective and at the time of the Shareholders’ Meeting, the Registration Statement, including the Information Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Information Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Seller or any of its representatives expressly for use in the Information Statement or information included in the Information Statement regarding the business of Seller, its operations, Assets and capital.

2.13 SEC Filings.    (a) BancGroup has heretofore delivered or made available to Seller copies of BancGroup’s: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2003; (ii) 2003 Annual Report to Shareholders, (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 and (iv) any reports on Form 8-K, filed by BancGroup with the SEC since December 31, 2003. Since December 31, 2002, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The documents to be incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and

Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Shareholders’ Meeting.

2.14 Form S-4.    The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

2.15 Brokers.    Except for negotiations with Hovde Financial LLC as referenced in Section 3.18 of this Agreement and Lehman Brothers, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Seller and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

2.16 Government Authorization.    BancGroup and its Subsidiaries have all Permits that are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

2.17 Absence of Regulatory Communications.    Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years or at anytime that has a current adverse effect, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

2.18 Disclosure.    No representation or warranty, or any statement or certificate furnished or to be furnished to Seller by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND UNION

No representation or warranty contained in this Article III shall be deemed untrue or incorrect, and neither Seller nor Union shall be deemed to have breached a representation or warranty as a consequence of the existence or absence of any fact, event or circumstance, unless such fact, event or circumstance is not set forth in the Seller Disclosure Schedule and, whether individually or in the aggregate with all other facts, events or circumstances that have not been set forth in the Seller Disclosure Schedule, has had or is reasonably likely to have a Material Adverse Effect and was not a willful act on the part of either Seller or Union.

Except as disclosed in the document of even date herewith delivered by Seller and Union to BancGroup prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Seller Disclosure Schedule”), Seller and Union each represents, warrants and covenants to and with BancGroup, as follows:

3.1 Organization.    Seller is a Florida corporation treated as an S corporation for income tax purposes, which is, and has been at all times since its election as such, an S corporation (as that term is defined by the Code), and Union is a Florida state chartered bank and a Qualified Subchapter S Subsidiary, which is, and has been at all times since its election as such, a Qualified Subchapter S Subsidiary (as that term is defined by the Code). Each Acquired Corporation Company is duly organized, validly existing and in active status under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification and in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

3.2 Capital Stock.     As of the date of this Agreement, the authorized capital stock of Union consisted of (i) 120,000 shares of voting common stock, $2.00 par value per share, 53 shares of which are issued and outstanding, 120,000 shares of non-voting common stock, $2.00 par value per share, 918 shares of which are issued and outstanding and (iii) no shares of any other class of stock. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Union has no shares of its common stock subject to issuance pursuant to the exercise of stock options. Neither Seller nor Union has any other arrangements or commitments obligating Union to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

3.3 Subsidiaries.    Union has three direct Subsidiaries, which are Union Bank Mortgage Corporation, Union Bank of Florida Bank-Owned Life Insurance Trust and UBFLA Processing Corporation, each of which are properly treated as, and have been at all times since their designation as such, Qualified Subchapter S Subsidiaries (as that term is defined by the Code). Other than these three, Union does not have any direct or indirect Subsidiaries. Seller owns all of the issued and outstanding capital stock of Union, free and clear of any liens, claims or encumbrances of any kind. Union owns all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of Union have been validly issued and are fully paid and non-assessable. No Acquired Corporation Company has any arrangements or commitments obligating it to issue shares of any of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

3.4 Financial Statements; Taxes    (a) Seller has delivered to BancGroup copies of the following financial statements of Union:

(i) Consolidated balance sheets as of December 31, 2002, December 31, 2003 and June 30, 2004;

(ii) Consolidated statements of income for each of the three years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2004;

(iii) Consolidated statements of cash flows for each of the three years ended December 31, 2001, 2002, and 2003 and for the six months ended June 30, 2004; and

(iv) Consolidated statements of changes in shareholders’ equity for the three years ended December 31, 2001, 2002 and 2003, and for the six months ended June 30, 2004.

All of the foregoing financial statements are in all material respects in accordance with the books and records of Union and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except (1) that unaudited statements do not include notes, (2) for changes required by GAAP and (3) as otherwise required by a regulatory authority having jurisdiction over Union, all as more particularly set forth in the notes (if any) to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Union. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Union did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, shareholders’ equity and cash flows present fairly the results of operation, changes in shareholders’ equity and cash flows of Union for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Union for the six months ended June 30, 2004, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

(b) Except as set forth on Schedule 3.4(b), all Tax returns required to be filed by or on behalf of Seller, Union, or other Subsidiaries, have been timely filed (or requests for extensions therefore have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 3.4(a) are, to the Knowledge of Seller and Union, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Seller, Union, or other Subsidiaries, accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Union may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Seller or Union, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Seller or Union. Neither Seller nor Union has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) Except as set forth on Schedule 3.4(c), as an estimate of the federal income taxes payable under Section 1374 of the Code on the “net recognized built-in gain” (as defined in such Section 1374) upon completion of the transaction contemplated by Section 1.1 hereof, which will be paid by Seller, no federal income taxes will be payable by Union or the other Subsidiaries, as a result of the completion of the transaction contemplated by Section 1.1 hereof.

(d) Each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Corporation Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

3.5 Absence of Certain Changes or Events.    Except as set forth on Schedule 3.5, since the date of the most recent balance sheet provided under section 3.4(a)(i) above, no Acquired Corporation Company has

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury);

(b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings (including deposits and Federal Home Loan Bank advances), obligations (including purchase of federal funds and repurchase agreements) and Liabilities incurred in the ordinary course of business and consistent with past practice;

(c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 3.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

(d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities; provided, however, (i) Union may pay such dividends up to 40% of its Core Operating Earnings as long as the payment of such dividends will not impair Union’s ability to achieve the capital target referenced in Section 8.10 of this Agreement by December 31, 2004, and (ii) Union may pay a dividend equal to 40% of its Core Operating Earnings (as defined in Article XII of this Agreement) for each full calendar month beginning on January 1, 2005 and ending on the Closing Date.

(e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

(f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

(g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

(h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

(i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

(k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship other than in the ordinary course of business, which termination would have a Material Adverse Effect;

(l) failed to operate its business in the ordinary course;

(m) entered into any other material transaction other than in the ordinary course of business; or

(n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

Between the date hereof and the Closing Date, no Acquired Corporation Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 3.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

3.6 Title and Related Matters.

(a) Title.    Each Acquired Corporation Company has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of such Acquired Corporation Company, reflected in the most recent balance sheet referred to in section 3.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Seller and Union, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

(b) Leases.    Schedule 3.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee. Complete and accurate copies of all such leases have been attached to such Schedule.

(c) Personal Property.    Schedule 3.6(c) sets forth a depreciation schedule of each Acquired Corporation Company’s fixed Assets as of June 30, 2004.

(d) Computer Hardware and Software.    Schedule 3.6(d) contains a description of all agreements which provide for the payment of more than $50,000 per year by any Acquired Corporation Company relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. To the Knowledge of Seller and Union, there are no defects, irregularities or problems with any of its computer hardware or software which render such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been attached to Schedule 3.6(d).

3.7 Commitments.    Except as set forth in Schedule 3.7, no Acquired Corporation Company is a party to any oral or written (i) Contract for the employment of any officer or employee which is not terminable on 30 days’ (or less) notice, (ii) profit sharing, bonus, deferred compensation, change of control, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such Acquired Corporation Company other than (a) Federal Home Loan Bank agreements and repurchase agreements entered into in the ordinary course of business or (b) agreements with Federal Reserve Banks relating to overnight borrowings from correspondent banks, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such Acquired Corporation Company, other than loan agreements made in the normal course of business and not in violation of Regulation O, (viii) any contract that is not terminable within ninety (90) days which provides for the payment of more than $25,000 per year by any Acquired Corporation Company or (ix) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been attached to Schedule 3.7.

3.8 Charter and Bylaws.    Schedule 3.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. Except as may be required by an Agency, there will be no changes in such articles of incorporation, bylaws or certificates of trust prior to the Closing Date, without the prior written consent of BancGroup.

3.9 Litigation.    Other than as set forth on Schedule 3.9 or with regard to Union’s collection of loans in the normal course of business, there is no Litigation (whether or not purportedly on behalf of an Acquired Corporation Company) pending or, to the Knowledge of Seller and Union, threatened against or affecting any Acquired Corporation Company (nor does each of Seller and Union have Knowledge of any facts which are reasonably likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Union, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Union. To the Knowledge of Seller and Union, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Union.

3.10 Material Contract Defaults.    Except as disclosed on Schedule 3.10, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of each of Seller and Union, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

3.11 No Conflict with Other Instrument.    Except as disclosed on Schedule 3.11, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which Seller or any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

3.12 Governmental Authorization.    Each Acquired Corporation Company has all Permits that, to the Knowledge of Seller and Union, are or will be legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

3.13 Absence of Regulatory Communications.    Except as provided in Schedule 3.13, neither Seller nor any Acquired Corporation Company is subject to, nor has Seller or any Acquired Corporation Company received during the past three years or at anytime that has a current adverse effect, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

3.14 Absence of Material Adverse Change.    To the Knowledge of Seller and Union, since the date of the most recent balance sheet provided under section 3.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union.

3.15 Insurance.    Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Union reasonably believes to be adequate for the type of business conducted by such company. No Acquired Corporation Company is liable for any material retroactive premium adjustment. To the Knowledge of Seller and Union, all insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Except as set forth on Schedule 3.15, within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for, and nothing has come to its attention which would lead it to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. To the Knowledge of Seller and Union, all policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Closing Date.

3.16 Pension and Employee Benefit Plans.

(a) To the Knowledge of Seller and Union, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 3.16, no Acquired Corporation Company sponsors or otherwise maintains a “pension plan” within the meaning of section 3(2) of ERISA or any other retirement plan other than the Section 401K plan of Union that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Seller and Union, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction,” as defined in section 4975 of the Code, which may have a Material Adverse Effect.

(b) To the Knowledge of Seller and Union, no amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

3.17 Buy-Sell Agreements.    To the Knowledge of Seller and Union, there are no agreements granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities of any Acquired Corporation Company, any similar agreement or any voting agreement or voting trust in respect of any such shares.

3.18 Brokers.    Except for negotiations with Hovde Financial LLC and Lehman Brothers, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Seller directly with BancGroup and without the intervention of any other person, either as a result of any act of Seller or Union, or otherwise, in such manner as to give rise to any valid claim against Seller or Union for a finder’s fee, brokerage commission or other like payment. The general terms and the exact fee which will be paid to Hovde Financial LLC is described in Schedule 3.18.

3.19 Approval of Agreements.    The board of directors of Seller has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Seller of this Agreement. Subject to the matters referred to in section 6.2, Seller has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Seller approving the transactions contemplated by this Agreement, Seller shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

3.20 Disclosure.    No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Seller or Union, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

3.21 Registration Statement.    At the time the Registration Statement becomes effective and at the time of the Shareholders Approval, the Registration Statement, including the Information Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Information Statement relating to descriptions of the business of Seller and Union, each of their Assets, properties, operations, capital stock and other information furnished in writing by Seller or Union or their representatives expressly for inclusion in the Information Statement.

3.22 Loans; Adequacy of Allowance for Loan Losses.    All reserves for loan losses shown on the most recent financial statements furnished by Seller and Union have been calculated in accordance with applicable guidance established by the Agencies. Neither Seller nor Union has any Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. To the Knowledge of Seller and Union, each loan reflected as an Asset on the financial statements of Union is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies in all material respects with all Laws to which it is subject. Union does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 3.22, to the Knowledge of Union, it has no significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

3.23 Environmental Matters.    Except as provided in Schedule 3.23, to the Knowledge of Seller and Union, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the “Environmental Laws”), and neither Seller nor Union has Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of each of Seller and Union, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. Except as disclosed on Schedule 3.23, to the Knowledge of each of Seller and Union, with respect to Assets of any Acquired Corporation Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed, except for such that, individually or in the aggregate, will not have a Material Adverse Effect; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste, except for such that, individually or in the aggregate, will not have a Material Adverse Effect; and (iii) there are no underground storage tanks on any Loan Property or on any premises owned or leased by any Acquired Corporation Company. Moreover, to the Knowledge of each of Seller and Union, no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

3.24 Collective Bargaining.    There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any Acquired Corporation Company’s employees and none of said employees are represented by any union or labor organization.

3.25 Labor Disputes.    To the Knowledge of each of Seller and Union, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of each of Seller and Union, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. There have not been, nor to the Knowledge of Seller and Union, are there presently, any attempts to organize employees, nor to the Knowledge of each of Seller and Union, are there plans for any such attempts.

3.26 Derivative Contracts.    Except as shown on Schedule 3.26, no Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Union’s financial statements delivered under Section 3.4 hereof which is a financial derivative contract (including various combinations thereof).

3.27 Affiliate Transactions.    Except as shown on Schedule 3.27, No Acquired Corporation has entered into or has agreed to enter into any agreement or arrangement with any affiliate of Seller or any affiliate of any of Seller’s shareholders except in the ordinary course of business.

ARTICLE IV

ADDITIONAL COVENANTS

4.1 Additional Covenants of BancGroup.    BancGroup covenants to and with Seller as follows:

(a) Registration Statement and Other Filings.    As soon as reasonably practicable after the execution of this Agreement, BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Seller and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use commercially reasonable efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities Laws in connection with the issuance of the shares of BancGroup Common Stock upon consummation of the transactions contemplated by this Agreement. Copies of all such filings shall be furnished in advance to Seller and its counsel.

(b) Blue Sky Permits.    BancGroup shall use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or “blue sky” Permits and approvals required to carry out the transactions contemplated by this Agreement.

(c) Financial Statements.    BancGroup shall furnish to Seller:

(i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

(iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

(iv) With reasonable promptness, such additional financial data as Seller may reasonably request.

(d) No Control of Union by BancGroup.    Notwithstanding any other provision hereof, until the Closing Date, the authority to operate Union and establish and implement the business policies of Union shall continue to reside solely in Seller’s and Union’s officers and boards of directors.

(e) Listing.    Prior to the Closing Date, BancGroup shall use its commercially reasonable efforts to list the shares of BancGroup Common Stock to be issued as the Stock Consideration on the NYSE or other quotations system on which such shares are primarily traded.

(f) Employee Benefit Matters.    On the Closing Date, all employees of any Acquired Corporation Company shall, at BancGroup’s option, either become employees of the BancGroup or its Subsidiaries. BancGroup and its Subsidiaries, in their sole discretion, may retain such employees or terminate such employees. Any such employee terminated will be entitled to severance benefits in accordance with Colonial Bank’s severance policy as of the date of this Agreement. All employees of any Acquired Corporation Company who become employees of BancGroup or its Subsidiaries on the Closing Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank, including retirement plans, to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Corporation Company who become employees of BancGroup or its Subsidiaries on the Closing Date shall be allowed to participate as of the Closing Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Corporation Company as of the Closing Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. Except with respect to BancGroup’s retirement plan, to the extent permitted by applicable Law, the period of service with the appropriate Acquired Corporation Company of all employees who become employees of BancGroup or its Subsidiaries on the Closing Date shall be recognized for vesting and eligibility. With regard to BancGroup’s retirement plan, such employee shall be treated as if hired by Colonial Bank as of the Closing Date. In addition, if the Closing Date falls within an annual period of coverage under the medical plan of BancGroup and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Closing Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of BancGroup and its Subsidiaries.

(g) Change of Control Payments:    BancGroup acknowledges that immediately prior to the Closing Date, Union shall pay the amounts listed on Schedule 3.7 to this Agreement to Lynne Wines and the other executives listed on Schedule 3.7 who are parties to Change of Control Agreements.

(h) Indemnification.    (i) Subject to the conditions set forth in the succeeding paragraphs, for claims made in a period of six years after the Closing Date BancGroup shall, and shall cause Colonial Bank, N.A. to, indemnify, defend and hold harmless each director and officer of an Acquired Corporation Company (each being an “Indemnified Party”) against all Liabilities arising out of actions or omissions occurring upon or prior to the Closing Date (including without limitation the transactions contemplated by this Agreement) to the extent permitted under the articles of incorporation and bylaws of Union and Section 607.0850 of the FBCA and other applicable Laws.

(ii) BancGroup shall use commercially reasonable efforts to cause the individuals serving as officers and directors of the Acquired Corporation Companies on the Closing Date to be covered for a period of at least three years from the Closing Date by the directors’ and officers’ liability insurance policy maintained by Union (provided that BancGroup may substitute therefore policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Closing Date that were committed by such officers and directors in their capacity as such.

(iii) Any Indemnified Party wishing to claim indemnification under this subsection (h), upon learning of any such Liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Closing Date) (A) BancGroup or Colonial Bank, N.A. shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup or Colonial Bank, N.A. elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup or Colonial Bank, N.A. shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BancGroup shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (B) the Indemnified Parties will cooperate in the defense of any such Litigation; and (C) BancGroup shall not be liable for any settlement effected without its prior consent; and provided further that BancGroup and Colonial Bank, N.A. shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(iv) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of an Acquired Corporation Company, such director or officer of an Acquired Corporation Company shall have delivered to BancGroup on or prior to the Closing Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against any Acquired Corporation Company. In the letter, the directors or officers shall: (A) acknowledge the assumption by BancGroup as of the Closing Date of all Liability (to the extent any Acquired Corporation Company is so liable) for claims for indemnification arising under section 4.1(h) hereof; (B) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (C)) against any Acquired Corporation Company; (C) identify any claims or any facts or circumstances of which they are aware and which are reasonably likely to give rise to a claim for indemnification under section 4.1(h)(i) hereof; and (D) release as of the Closing Date any and all claims that they may have against any Acquired Corporation Company other than (W) those referred to in the foregoing clause (C) and disclosed in the letter of the director or officer, (X) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware and which are reasonably likely to give rise to a claim but which are not disclosed in such director or executive officer’s letter), (Y) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (Z) claims by third parties arising in the ordinary course of business of any Acquired Corporation Company after the date of the letter.

(v) Each of Seller and Union hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 4.1(h) other than as disclosed in the letters of the directors and officers referred to in section 4.1(h)(iv) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

(i) In the event that the Closing Date does not occur prior to March 16, 2005, then on the Closing Date, the Cash Consideration will be increased by an amount equal to the sum of (a) $58,250,000 times 3.1% divided by 360 [which equals $5,015.97] times the number of days from March 15, 2005 to the Closing Date plus (b) $174,750,000 times the prime rate as determined by the Wall Street Journal on a daily basis divided by 360 times the number of days from March 15, 2005 to the Closing Date.

4.2 Additional Covenants of Seller and Union.    Seller and/or Union, as the case may be, covenants to and with BancGroup as follows:

(a) Operations.    Union will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use its commercially reasonable efforts to maintain its relationships with its depositors, customers and employees. No Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Seller or Union permit the occurrence of any change or event which would render any of the representations and warranties in Article III hereof untrue in any material respect at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such Closing Date. Except as provided on Schedule 4.2(a), Seller shall cause Union to postpone all branch relocation and/or expansion plans prior to the Closing Date or the date of termination pursuant to this Agreement.

(b) Registration Statement and Shareholders’ Meeting.    Seller and Union will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will afford the shareholders of Seller an opportunity to approve the transactions contemplated by this Agreement as soon as practicable after the effective date of the Registration Statement, and will use commercially reasonable efforts to bring about the transactions contemplated by this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

(c) Prohibited Negotiations.    (i) Except with respect to this Agreement and the transactions contemplated hereby, neither Seller nor any Acquired Corporation Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, “Representatives”) retained by Seller or an Acquired Corporation Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Seller’s Board of Directors as advised by counsel to such Board of Directors, neither Seller nor any Acquired Corporation Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and each Acquired Corporation Company shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Seller may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Seller and/or Union shall promptly notify BancGroup orally and in writing in the event that Seller or any Acquired Corporation Company receives any inquiry or proposal relating to any such Acquisition Proposal. Seller and each Acquired Corporation Company shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing.

(ii) If Seller or Union (A) willfully breaches this Agreement and the transactions contemplated by this Agreement are not consummated, (B) enters into a letter of intent or definitive agreement regarding an Acquisition Proposal with any third party (other than BancGroup or any of its Subsidiaries) prior to the earlier of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Article XI hereof, or (C) receives or is the subject of an Acquisition Proposal from a third party (other than BancGroup or its Subsidiaries) prior to the termination of this Agreement pursuant to Article XI hereof, and within eighteen (18) months after termination of this Agreement pursuant to Article XI hereof (other than a termination pursuant to paragraph (a) or d of section 11.2 hereof or by Seller pursuant to paragraphs (b) or (c) of section 11.2 hereof) an Acquisition Proposal is consummated with such third party, Seller covenants and agrees that it shall pay to BancGroup on the date of consummation of such Acquisition Proposal or 270 days after entering into such letter of intent, definitive agreement or being subject to such Acquisition Proposal, which ever is the first to occur, the principal sum of $10,000,000 in immediately available funds. Such payment shall compensate BancGroup for its direct and indirect costs and expenses in connection with the transactions contemplated by this Agreement, including BancGroup’s management time devoted to negotiation and preparation for the acquisition of Union and BancGroup’s loss as a result of such transactions not being consummated. The Parties acknowledge and agree that it would be impracticable or extremely difficult to fix the actual damages resulting from the foregoing events and, therefore, the Parties have agreed upon the foregoing payment as liquidated damages which shall not be deemed to be in the nature of a penalty. Other than the payment provided for in this section 4.2(c)(ii) and any Liability for expenses as set forth in Section 13.10 hereof, there shall be no other Liability or obligation on the part of any Acquired Corporation Company or their respective directors or officers resulting from any of the events described in this Section 4.2(c)(ii).

(d) Intentionally left blank.

(e) Shareholder Voting.    Seller shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from the shareholders listed on Schedule 4.2(e) substantially in the form set forth in Exhibit A.

(f) Financial Statements and Monthly Status Reports.    Seller and/or Union shall furnish to BancGroup:

(i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Union for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Union as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

(ii) Promptly upon receipt thereof, copies of all audit reports submitted to Seller or Union by independent auditors in connection with each annual, interim or special audit of the books of Union made by such accountants;

(iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Seller or Union may file with the SEC or any other Agency;

(iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

(v) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) below are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Closing Date, a written description of (a) any non-compliance with the terms of this Agreement, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Corporation Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Corporation Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and (d) monthly financial statements, including a balance sheet and income statement.

(g) Fiduciary Duties.    Except as disclosed in Schedule 4.2(g), prior to the Closing Date, each of Seller and Union will use its commercially reasonable efforts so that (i) no director or officer (each an “Executive”) of any Acquired Corporation Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any banking business (for the purposes of this Agreement, the term “banking business” shall mean the business of a depository institution, including savings and loan institutions and credit unions but not the financial planning or investment advisory business if not conducted as an employee, consultant or agent of a financial institution); provided that the ownership of such Executive as an investor of not more than one percent of the outstanding securities of stock of any corporation whose stock is listed for trading on any securities exchange or is quoted on the automated quotation system of the National Association of Securities Dealers, Inc., or the shares of any investment company as defined in Section 3 of the Investment Company Act of 1940, as amended, shall not in itself constitute a violation of Executive’s obligations under this Section 4.2(g); (ii) all Executives, at all times, shall satisfy their fiduciary duties to Seller, Union and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Corporation Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Seller, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Corporation Company or confidential information belonging to third parties which any Acquired Corporation Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Corporation Company.

(h) Certain Practices.    At the request of BancGroup, (i) Union shall consult with BancGroup and advise BancGroup through Caryn Cope (334-240-5002) or her designee of all of the Bank’s loan requests over $1,000,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business, and (ii) Seller and Union will consult with BancGroup to coordinate various business issues. Seller and Union shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

(i) Charter Sale.    BancGroup contemplates that it may enter into agreements with another financial institution to undertake a transaction or a series of transactions that would have the effect of transferring Union’s banking charter to such other financial institution thus allowing such other financial institution to enter the State of Florida and conduct a banking business (a “Charter Sale”). Such agreement will not become effective until after the Closing Date, and if this Agreement is not consummated, then BancGroup will reimburse Seller and Union such reasonable expenses as were incurred in connection with the negotiation and preparation of such agreements and any regulatory applications required to effect the Charter Sale. Seller and Union each agrees that it will take all commercially reasonable actions to assist BancGroup in such a Charter Sale, including, without limitation, approving such transactions as shareholder of Union, causing Union to prepare and execute such regulatory applications as may be required and to enter into such agreements and to effectuate such transactions as may be required to consummate a Charter Sale.

(j) Prior to the earlier of December 31, 2004 or the Closing Date, Union shall pay or accrue any and all liabilities associated with the lawsuit styled Post-Confirmation Creditors’ Committee of Financial Federated Title & Trust, Inc., et al v. Union Bank of Florida, Case No.: 02-60882-CIV-Hurley/Lynch, including all settlement payments.

ARTICLE V

MUTUAL COVENANTS AND AGREEMENTS

5.1 Reasonable Efforts; Cooperation.    Subject to the terms and conditions herein provided, BancGroup, Seller and Union each agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. Each Party to this Agreement shall use commercially reasonable efforts to cause its respective officers to fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

5.2 Press Release.    Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

5.3 Mutual Disclosure.    Each Party hereto agrees, upon request from the other Party, to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-4 and S-8 registration statements and similar documents.

5.4 Access to Properties and Records.    Each Party hereto shall afford the officers and authorized representatives of the other Party reasonable access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the transactions contemplated by this Agreement. Seller will use commercially reasonable efforts to assist BancGroup in any due diligence of Seller’s or any affiliate of Seller’s corporate status with respect to federal income tax status.

5.5 Notice of Adverse Changes.    Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

5.6 Certain Tax Matters.    Seller and BancGroup hereby covenant and agree with respect to certain tax matters as follows:

(a) Seller and BancGroup agree to report the transaction under this Agreement as an asset purchase consistent with Treasury Regulation 1.1361-5(b)(3), example 9, and shall take no position or action contrary thereto.

(b) (i) Attached hereto as Schedule 5.6(b) is a schedule agreed to by Seller and BancGroup which allocates in accordance with Section 1060 of the Code the anticipated consideration to be paid by BancGroup to Seller as if the assets of each Acquired Corporation Company were acquired by BancGroup on the date of this Agreement. As soon as practicable after the Closing Date, Seller and BancGroup shall jointly prepare a schedule calculating, in the same manner as Schedule 5.6(b), the consideration allocated to the assets of each Acquired Corporation Company in accordance with Section 1060 of the Code. Any such agreed allocation shall be binding upon Seller, BancGroup and their respective affiliates unless a different allocation is required pursuant to a “determination” within the meaning of Section 1313 of the Code.

(ii) Intentionally left blank.

(iii) To the extent consistent with applicable law, Seller and BancGroup shall not file any Tax Return or other documents or otherwise take any position with respect to Taxes which is inconsistent with such allocation of the Purchase Consideration, provided, however, that neither Seller nor BancGroup shall be obligated to litigate any challenge to such allocation of the Purchase Consideration by a Taxing Authority.

(iv) Seller and BancGroup shall promptly inform one another of any challenge by any government body to any allocation made pursuant to this Section 5.6(b) and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

(c) Seller shall pay and shall indemnify and hold BancGroup harmless against any and all federal and state income taxes of Union or Seller for (i) any Taxable Period ending on or before the Closing Date, (ii) federal and state income taxes of Union or Seller attributable to application of Sections 1374 and 1375 of the Code, and (iii) any federal and state income taxes of Union, Seller, or other Subsidiary attributable to, or caused by, failure of any such entity at any time to qualify as an S corporation, or a Qualified Subchapter S Subsidiary, as applicable. All liabilities and obligations between Union, on the one hand, and Seller and any of Sellers’ affiliates, on the other hand, under any Tax allocation agreement or arrangement in effect on or prior to the Closing Date (other than this Agreement or as set forth herein) shall cease to exist as of the Closing Date.

(d) BancGroup shall be liable for, shall pay and shall indemnify and hold Seller harmless against, any and all Taxes of Union for any taxable year or Taxable Period commencing after the Closing Date. BancGroup shall be liable for, and BancGroup agrees to indemnify Seller and its affiliates against, any and all liability for Taxes arising, directly or indirectly, from a liquidation, merger, sale or other disposition of assets of Union, or from any income otherwise recognized by Union, subsequent to the Closing, other than federal and state income taxes resulting from the application of Treasury Regulation 1.1361-5(b)(3), example 9, to the transactions contemplated under this Agreement.

(e) Intentionally omitted.

(f) Seller shall cause to be included in the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any, of Seller for all periods ending on or before the Closing Date, all taxable income, gain, loss, deduction and credit of Union and its Subsidiaries which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns. Seller shall prepare and file or cause Union to prepare and file all Tax Returns, reports and forms for Union which are due prior to the Closing Date, and shall pay all Taxes or shall cause Union to pay all Taxes set forth on such Tax Returns. BancGroup, with Seller’s consent (which consent shall not be unreasonably withheld), shall prepare all Tax Returns (other than federal income Tax Returns, which shall be prepared by Seller) due after the Closing Date with respect to taxable periods ending on or before the Closing Date (“Post Returns”) in a manner consistent with Union’s prior practices, except for changes necessary to comply with changes in, or application of, Tax Law. Seller shall have the right to review and comment on and consent to the form and substance of such Post Returns. Upon agreement with respect to the form and substance of a Post Return, BancGroup will cause such Post Return to be timely filed. If BancGroup does not prepare and timely submit a Post Return, Seller shall have the right to prepare and file (or cause to be prepared and filed) such Post Return in a manner consistent with Union’s prior practices, except for changes necessary to comply with changes in, or application of, Tax Law and shall be subject to the review and comment on and consent to by BancGroup, which consent shall not be unreasonably withheld.

(g) Seller, or Seller’s designated agent, shall have exclusive control over any dispute relating to any federal or state income tax liability or tax return of Seller or any affiliate of Seller (including Union for periods prior to the Closing Date) filed by Seller or Union for or with respect to any Taxable Period, or partial period, ending on or prior to the Closing Date, including Post Returns and other Tax Returns described in Section 5.6(f); provided that Seller shall keep BancGroup informed of the progress of any such dispute with respect to Union. BancGroup shall have exclusive control over any dispute relating to other Tax Liabilities or Tax Return of Union; provided that BancGroup shall keep Seller or its designated agent informed of the progress of any such dispute with respect to Union. The Parties shall cooperate and shall cause their affiliates to cooperate with each other and its affiliates in connection with any and all such disputes and will execute all lawful, true and correct powers-of-attorney, affidavits, and other papers necessary in connection therewith, and will provide Seller reasonable access during normal business hours to the employees and business, financial and Tax records or other similar information of Union relating to such dispute.

(h) BancGroup and Union shall have exclusive control over any dispute relating to any Tax liability or Tax Return of BancGroup or Union filed for or with respect to any Taxable Period (or portion thereof) beginning on or after the Closing Date. Seller shall cooperate and shall cause its affiliates to cooperate with BancGroup and its affiliates in connection with any and all such disputes and will execute all lawful, true and correct powers-of-attorney, affidavits, and other papers necessary in connection therewith, and will provide BancGroup and Union reasonable access during normal business hours to the employees and business, financial and Tax records or other similar information of Seller and its affiliates to the extent relating to such dispute.

(i) Intentionally left blank.

(j) As soon as practicable, but in any event within fifteen days after Seller’s or BancGroup’s request, as the case may be, BancGroup shall deliver to Seller, or Seller shall deliver to BancGroup, as the case may be, such information and other data relating to the Tax Returns and Taxes of Union and shall make available such knowledgeable employees of Seller, BancGroup, Union or any of their affiliates, as the case may be, as Seller or BancGroup, as the case may be, may reasonably request, including providing the information and other data customarily required by Seller or BancGroup, as the case may be, to cause the completion and filing of all Tax Returns for which it has responsibility or liability under this Agreement or to respond to audits by any Taxing Authority with respect to any Tax Returns or Taxes for which it has any responsibility or liability under this Agreement or to otherwise enable Seller or BancGroup, as the case may be, to satisfy its accounting or Tax requirements.

(k) If Seller and BancGroup disagree as to the amount of Taxes for which either of them is liable to the other under this Section 5.6, Seller and BancGroup shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within fifteen days of the date of consultation, the Independent Accounting Firm shall act as an arbitrator to resolve all points of disagreement concerning Tax accounting matters with respect to this Agreement. All fees and expenses relating to the work performed by the arbitrator in accordance with this Section 5.6(k) shall be borne equally by Seller, on the one hand, and BancGroup, on the other hand.

(l) Seller and BancGroup shall (i) each give the other prompt written notice of the receipt of any claim by any Taxing Authority that, if successful, may result in an indemnity payment pursuant to this Section 5.6 and (ii) each transmit to the other a written description reasonably detailing the nature of the claim, a copy of all papers served with respect to such claim and the basis of its claim for indemnification under this Section 5.6.

(m) Seller shall be responsible for, and shall pay when due and payable, all sales, transfer, use or other similar Taxes imposed as a result of the sale to BancGroup pursuant to this Agreement. BancGroup shall be responsible for, and shall pay when due and payable, all recording, transfer and other similar taxes and fees payable as a result of the filing or recording of any document or instrument of conveyance or transfer contemplated by this Agreement.

5.7 Brokers’ Fees.    On the Closing Date, BancGroup shall pay to Hovde Financial LLC the broker’s fee described in Schedule 3.18 and BancGroup shall pay whatever fees are owed to Lehman Brothers in accordance with its agreement with Lehman Brothers.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF ALL PARTIES

The obligations of BancGroup and Seller to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Closing Date of all the following conditions, except as such Parties may waive such conditions in writing:

6.1 Approval by Shareholders.    At the Shareholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Seller as is required by applicable Law and Seller’s articles of incorporation and bylaws.

6.2 Regulatory Authority Approval.    (a) Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Seller, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the stock purchase transaction contemplated by this Agreement and the possible merger of Union with Colonial Bank, if such merger is desired by Colonial Bank and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the transactions contemplated by this Agreement.

(b) Each Party shall have obtained any and all other material Consents required for consummation of the transactions contemplated by this Agreement (other than those referred to in Section 6.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party, provided, however, that if a Party waives in writing the requirement that the other Party obtain a particular Consent, the obtaining of such Consent shall not be a condition to such other Party’s obligation to Close. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of BancGroup would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the transactions contemplated by this Agreement.

6.3 Litigation.    There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

6.4 Registration Statement.    The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions except as Seller may waive such conditions in writing:

7.1 Representations, Warranties and Covenants.    Notwithstanding any investigation made by or on behalf of Seller, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such Closing Date (except for representations and warranties made as of a specific date or time, which shall be true in all material respects only as of such date or time), and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

7.2 Adverse Changes.    There shall have been no changes after the date of the most recent balance sheet provided under section 2.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Seller or its shareholders pursuant to this Agreement.

7.3 Closing Certificate.    In addition to any other deliveries required to be delivered hereunder, Seller shall have received a certificate from the President or an Executive Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

(a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(c) the certificate of incorporation and bylaws of BancGroup referenced in Section 2.4 hereof remain in full force and effect;

(d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

(e) to such persons’ knowledge, the Information Statement delivered to Seller’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information provided by Seller for inclusion in such Information Statement); and

(f) each of the representations and warranties of BancGroup made in Article 4 of the Agreement (other than any of such representations and warranties which speak as of a date prior to the date hereof which shall be true in all material respects as of such date) are true in all material respects as of the date hereof, and the conditions set forth in this Article 9 of the Agreement insofar as they relate to BancGroup have been satisfied.

7.4 Opinion of Counsel.    Seller shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

7.5 NYSE Listing.    The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

7.6 Other Matters.    There shall have been furnished to such counsel for Seller certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

7.7 Material Events.    There shall have been no determination by the board of directors of Seller that the transactions contemplated by this Agreement have become impracticable because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF BANCGROUP

The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions except as BancGroup may waive such conditions in writing:

8.1 Representations, Warranties and Covenants.    Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Seller and Union contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except for representations and warranties made as of a specific date or time, which shall be true in all material respects only as of such date or time), and Seller and Union shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

8.2 Adverse Changes.    There shall have been no changes after the date of the most recent balance sheet provided under section 3.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Union which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Union which would impair BancGroup’s rights pursuant to this Agreement.

8.3 Closing Certificate.    In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Seller and Union executed by the President or Vice President and from the Secretary or Assistant Secretary of Seller and Union dated as of the Closing certifying that:

(a) the Board of Directors of Seller and Union has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(b) the shareholders of Seller have duly adopted resolutions approving the substantive terms of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

(c) each person executing this Agreement on behalf of Seller and Union is an officer of Seller and Union holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

(d) the articles of incorporation and bylaws of Seller and the Bank referenced in section 3.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

(e) to such persons’ knowledge, the Information Statement delivered to Seller’s shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information provided by Seller for inclusion in such Information Statement); and

(f) each of the representations and warranties of Seller and Union made in Articles 3 of the Agreement (other than any of such representations and warranties which speak as of a date prior to the date hereof which shall be true in all material respects as of such date) are true in all material respects as of the date hereof, and the conditions set forth in this Article 8 of the Agreement insofar as they relate to Seller and Union have been satisfied.

8.4 Opinion of Counsel.    BancGroup shall have received an opinion of Bilzin Sumberg Baena Price & Axelrod LLP, counsel to Seller, dated as of the Closing, substantially as set forth in Exhibit C hereto.

8.5 Controlling Shareholders.    Each shareholder of Seller who may be an “affiliate” of Seller, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a “distribution” (within the meaning of Rule 145) of the Common Stock which he receives upon the Closing Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder. Seller recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

8.6 Other Matters.    There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Seller and Union and copies of such other documents as such counsel may reasonably have requested for such purpose.

8.7 Dissenters.    The number of shares as to which shareholders of Seller have exercised dissenters rights of appraisal under Section 1.9 does not exceed 10% of the outstanding shares of common stock of Seller.

8.8 Material Events.    There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impracticable because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

8.9 Landlord’s Consents.    BancGroup shall have received any required consents from any landlords to any property leased by any Acquired Corporation Company.

8.10 Total Equity and Loan Loss Reserve.    As of December 31, 2004 or the Closing Date, whichever is the first to occur, Union’s Total Equity (as defined in Article XII of this Agreement) shall not be less than $84 million and Union’s loan loss reserve ratio shall be at least 1.0%.

ARTICLE IX

TERMINATION OF REPRESENTATIONS AND WARRANTIES

All representations and warranties provided in Articles II and III of this Agreement or in any closing certificate pursuant to Articles VII and VIII shall terminate and be extinguished on and shall not survive the Closing Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Closing Date shall survive such Closing Date and be binding upon such Party. If the transactions contemplated by this Agreement are not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentence of Section 5.4, and Sections 4.1(h),4.2(c)(ii), 5.2, 11.3, Article IX, Article X, Article XIII, any applicable definitions of Article XII and the Confidentiality Agreements shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

ARTICLE X

NOTICES

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

(a) If to Seller or Union, to Lynne Wines, UB Financial Corporation, 1580 Sawgrass Corporate Parkway, Suite 310, Sunrise, Florida 33323, facsimile (954) 839-1103, telephone (954) 839-1100 with copies to Brian Bilzin, Esq., Bilzin Sumberg Baena Price & Axelrod LLP, 2500 Wachovia Financial Center, 200 South Biscayne Boulevard, Miami, Florida 33131, facsimile (305) 374-7593, telephone (305) 374-7580, or as may otherwise be specified by Seller or Union in writing to BancGroup.

(b) If to BancGroup, to W. Flake Oakley, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with copies to Hugh C. Nickson, III, Esq., Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 305, Montgomery, Alabama 36104, facsimile (334) 265-4533, telephone (334) 834-5550 or as may otherwise be specified in writing by BancGroup to Seller.

ARTICLE XI

AMENDMENT OR TERMINATION

11.1 Amendment.    This Agreement may be amended by the mutual consent of BancGroup and Seller before or after approval of the transactions contemplated herein by the shareholders of Seller.

11.2 Termination.    This Agreement may be terminated at any time prior to or on the Closing Date whether before or after action thereon by the shareholders of Seller, as follows:

(a) by the mutual consent of the respective boards of directors of Seller and BancGroup;

(b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the transactions contemplated by this Agreement under the standard set forth in section 8.1 of this Agreement in the case of BancGroup and section 7.1 of this Agreement in the case of Seller and Union;

(c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 7 as to Seller or Article 8 as to BancGroup shall not have been satisfied in full or waived; or

(d) by the board of directors of either BancGroup or Seller if the stock purchase transaction contemplated by this Agreement shall not have been consummated on or prior to June 30, 2005, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 11.2(d).

(e) without further action by either Party, upon the execution by Seller of an agreement which is legally binding on Seller with any third party (other than BancGroup or its Subsidiaries) with respect to an Acquisition Proposal if, in connection therewith, BancGroup will have the right to demand the payment of the sum described in section 4.2(c)(ii) by the Seller.

11.3 Damages.    In the event of termination pursuant to section 11.2, this Agreement shall become void and have no effect other than as set forth in section 4.2(c)(ii) and except as provided in Article IX, and except that Seller and BancGroup shall be liable for actual direct damages (but not indirect, special or consequential damages) for any willful breach of a warranty, representation, covenant or other agreement contained in this Agreement.

ARTICLE XII

DEFINITIONS

(a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation Company	Shall mean Union and any Subsidiary of Union, or any person or entity acquired as a Subsidiary of Union in the future and owned by Union at the Closing Date.

Acquired Corporation	Stock Shares of common stock, par value $2.00 per share, of Union.

Acquisition Proposal

Shall mean, with respect to a Party, any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination, including without limitation, an informal expression of interest with regard to any of the foregoing, involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies

Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement	Shall mean this Stock Purchase Agreement and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets

Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup	The Colonial BancGroup, Inc., a Delaware corporation with its principal offices in Montgomery, Alabama.

Closing	The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the transactions contemplated by this Agreement.

Closing Date	Means the date and time at which the Closing occurs and the common stock of Union is sold to BancGroup.

Code	The Internal Revenue Code of 1986, as amended.

Common Stock	BancGroup’s Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Confidentiality Agreement	Confidentiality Agreement executed by BancGroup and Seller or its agent, Hovde Financial, on or around July 1, 2004.

Consent	Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract

Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Core Operating Earnings

Means Union’s earnings as determined by GAAP, less any earnings resultant from the sale of assets (including loans and securities) and including sufficient loan loss provision expense to maintain a 1.0% ratio of loan loss reserves to total loans.

Default

Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

DGCL	The Delaware General Corporation Law.

Environmental Laws	Means the laws, regulations and governmental requirements referred to in section 3.23 hereof.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

Exhibits

A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FBCA	Florida Business Corporation Act

GAAP	Means generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

Independent Accounting Firm

Means any accounting firm mutually agreed to by the parties. If the Parties are unable to agree on an accounting firm, each party shall select an accounting firm and the accounting firms chosen by the Parties shall select a separate accounting firm to act as the Independent Accounting Firm.

Information Statement	The information statement contained in the Registration Statement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to Seller.

Knowledge

Means the actual knowledge (or the knowledge that should have been obtained) after due investigation and inquiry by the Chairman, President, Chief Financial Officer, Chief Operating Officer, General Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup. In the case of Seller or Union it means the actual knowledge (or the knowledge that should have been obtained) after due investigation and inquiry by the Chairman, President, Chief Financial Officer, Chief Credit Officer, or any other Executive Officer of Seller or Union.

Law

Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability

Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien

Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation

Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property

Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss

Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses, and consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Market Value

Shall represent the per share market value of the BancGroup Common Stock at the Closing Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the fifteen (15) consecutive trading days ending on the trading day five trading days preceding the Closing Date.

material

For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect

On a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the stock purchase transaction contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in the economy of the United States of general scope or which affect the market area of Union, (b) changes in interest rates in the United States, (c) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (d) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (e) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplations of the transactions contemplated hereby, and (f) compliance with the provisions of this Agreement on the operating performance of the Parties, including, but not limited to, costs and expenses incurred, accrued and to be incurred, in connection with the transaction, such as employee severance costs, investment bankers’, attorneys’ and accountants’ fees.

Net Income	Net income as calculated in accordance with GAAP.

NYSE	The New York Stock Exchange.

Order

Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party	Shall mean Seller and Union or BancGroup, and “Parties” shall mean both Seller and Union and BancGroup.

Permit

Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person

A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Purchase Consideration	The consideration provided for in Sections 1.1 and 1.2.

Qualified Subchapter S Subsidiary	Means a corporation as defined by Section 1361(b)(3) of the Code.

Registration Statement

The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Seller, to register the shares of BancGroup Common Stock offered to Seller pursuant to this Agreement, including the Information Statement.

SEC	United States Securities and Exchange Commission.

Shareholders Approval	The special meeting or other form of approval of shareholders of Seller called to approve the transactions contemplated by this Agreement.

Significant Subsidiaries	Shall have the same definition as it does in Section 1-02 of Regulation S-X under the Securities Act of 1933, as amended.

Subsidiaries

Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes	Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

Total Equity

Means Union’s equity as determined by GAAP, but shall not include the effect on equity of changes in the mark-to-market value of Union’s securities portfolio after July 31, 2004. Total Equity shall not be deemed to be reduced by any charges or accruals resultant from (i) the change in control agreements and the performance share plan set forth on Schedule 3.7 or (ii) reasonable transaction expenses.

Union	Union Bank of Florida, a Florida state chartered bank and a Qualified Subchapter S Subsidiary.

1933 Act	The Securities Act of 1933, as amended.

1934 Act	The Securities Exchange Act of 1934, as amended.

ARTICLE XIII

MISCELLANEOUS

13.1 Expenses.    (a) Except as otherwise provided in this Section 13.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that BancGroup shall bear and pay the filing fees payable in connection with any Agency approvals and the Registration Statement and printing and mailing costs incurred in connection with the printing and mailing of the Registration Statement.

(b) Nothing contained in this Section 13.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

13.2 Benefit and Assignment.    Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and such other persons or parties as may be expressly provided herein.

13.3 Governing Law.    Except to the extent the Laws of the State of Delaware and the State of Florida apply to the transactions contemplated by this Agreement, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Florida without regard to any conflict of Laws.

13.4 Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

13.5 Headings.    The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

13.6 Severability.    Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation, except if such omitted term or provision would so materially adversely impact the economic benefits of the transaction to a Party as contemplated by this Agreement so as to render inadvisable the consummation of such transactions.

13.7 Construction.    Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

13.8 Return of Information.    In the event of termination of this Agreement prior to the Closing Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

13.9 Equitable Remedies.    The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

13.10 Attorneys’ Fees.    If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

13.11 No Waiver.    No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

13.12 Remedies Cumulative.    All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

13.13 Entire Contract.    This Agreement, the Confidentiality Agreements and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement

IN WITNESS WHEREOF, Seller, Union and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:	UB FINANCIAL CORPORATION

/S/ CARLA H. POLLARD	/S/ STEVEN J. SAIONTZ
By: Carla H. Pollard	By: Steven J. Saiontz
Its: Secretary	Its: Chairman of the Board

(CORPORATE SEAL)

ATTEST:	UNION BANK OF FLORIDA

/S/ CARLA H. POLLARD	/S/ STEVEN J. SAIONTZ
By: Carla H. Pollard	By: Steven J. Saiontz
Its: Secretary	Its: Chairman of the Board

(CORPORATE SEAL)

ATTEST:	THE COLONIAL BANCGROUP, INC.

/S/ HELENA T. DUNCAN	/S/ W. FLAKE OAKLEY
By: Helena T. Duncan	By: W. Flake Oakley
Its: Secretary	Its: President

(CORPORATE SEAL)